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                                                                   Exhibit 10.28

             SEPARATION AND GENERAL RELEASE AND CONSULTING AGREEMENT

       This Separation and General Release and Consulting Agreement ("Agreement") is entered into as of January 31, 2001 (the "Effective Date") between Janet Ambrosi Wertman for herself, her spouse, beneficiaries and agents ("Employee") and AGENCY.COM LTD its subsidiaries, divisions, officers, employees, and agents ("AGENCY.COM"). Because Employee and AGENCY.COM (the "Parties") desire to terminate their employment relationship as of January 31, 2001 (the "Termination Date") on an amicable basis, and to resolve all legal issues arising from said employment relationship, in consideration of the promises, conditions and obligations set forth in this Agreement, the Parties agree as follows:

       1. AGENCY.COM promises to provide the compensation set forth below to Employee in exchange for the promises made by Employee in this Agreement.

              1.1 Continued base salary through the Termination Date, payable in accordance with the normal payroll practices of AGENCY.COM.

              1.2 Continuation through the Termination Date in all employee benefit plans, programs and arrangements in which the Employee is participating as of the Effective Date.

              1.3 A lump-sum payment for all vacation days earned but not used through the Termination Date. Such payment to be made on or about January 31, 2001. All required federal, state and local tax withholdings shall be deducted from this payment.

              1.4 AGENCY.COM shall promptly, and in any event no later than ninety (90) days from the date hereof, grant Employee Fifty Thousand (50,000) options (representing the right to purchase the corresponding number of shares of common stock of AGENCY.COM), and vesting over a period not to exceed three years at an exercise price no greater than the fair market value of the common stock of AGENCY.COM on the grant date. Notwithstanding the foregoing vesting schedule, in the event that Employee shall die prior to the vesting of all such options, then and in such event, all such unvested options shall vest as of the date of Employee's death, and Employee's estate shall have a period of twelve
(12) months therefrom in order to exercise all such unexercised options. .

              1.5 From February 1, 2001 until March 31, 2002, Employee and her dependants shall be eligible to participate in (a) any medical plan made generally available to AGENCY.COM employees, subject, however, to the general eligibility requirements and other provisions of the various medical plans in effect from time to time and (b) in any medical plan in which she and her dependants would, under COBRA, have a right to participate. To cover the foregoing COBRA participation, AGENCY.COM shall make a payment to the Employee in the amount of $14, 560.00 no later than February 15, 2001; and shall make any additional payments as may be required (including without limitation in the event of changes to the AGENCY.COM plans or simple rate increases) to allow the Employee the full benefit of this right. Nothing in this section 1.5 shall diminish or otherwise impair any of the COBRA rights of Employee under law.

              1.6 In addition to the option grant referenced herein, Employee was previously granted options to purchase shares of AGENCY.COM common stock. All such options shall continue to vest during and remain outstanding throughout the Consulting Period (as defined below) and shall be (and become) exercisable in accordance with their terms.


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              1.7 Under Section 5 of the Employment Agreement, entered into
April 27, 1999, between Employee and AGENCY.COM (the"Employment Agreement"), Employee was entitled to participate in certain plans and programs of AGENCY.COM. Employee shall be eligible to participate in the plans or programs identified in Section 5 and/or under applicable plans, programs and arrangements of AGENCY.COM that apply generally to all employees only through her Termination Date. After her Termination Date, except as provided in Paragraph 1.5 herein, Employee shall only be eligible to participate in AGENCY.COM plans or programs to the extent the terms and conditions of said plans or programs apply to separated individuals.

              1.8 After her Termination Date, Employee shall continue to be entitled to the same rights to indemnification, and advancement of expenses, as she possessed while employed with AGENCY.COM.

              1.9 If any monies are due hereunder to Employee after her death, payment shall be made to such person or persons as Employee shall have designated in writing before her death, or if Employee shall have failed to make such designation, to Employee's estate.

              1.10 Employee shall continue to have access to her AGENCY.COM e-mail account through the Consulting Period.

       2. Effective on the Termination Date, Employee resigns from all positions (including without limitation officer positions and directorships) she may hold in AGENCY.COM or any subsidiary; provided, however, that she shall remain Secretary of AGENCY.COM (the parent company) until the first meeting of its Board of Directors in calendar year 2001 (expected to occur in February) unless her resignation is earlier requested by the CEO or Board of AGENCY.COM in which case her resignation shall be effective upon such request.

       3. In exchange for the promises contained in this Agreement, Employee promises not to bring any lawsuit against AGENCY.COM and generally releases AGENCY.COM from any and all claims, complaints, charges, demands, suits, causes and rights of action, and liabilities, whether known or unknown, which she ever had, or may claim to have had, from the beginning of the world up to the Effective Date, including but not limited to any claim arising out of or under
(i) any aspect of Employee's employment with AGENCY.COM, including, but not limited to, any action arising out of the Employment Agreement; (ii) any federal, state, local or other government statute, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., as amended by the Older Workers' Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the State of New York Human Rights Law, and the New York City Administrative Code; and (iii) the common law of the State of New York, or any other jurisdiction, including, without limitation, any claims for intentional infliction of emotional distress and/or breach of contract and any claims for consequential and/or punitive damages for any reason. Employee intends, in executing this Agreement, to provide a General Release that shall be an effective bar to each and every claim, demand and cause of action, either known or unknown, for all acts or omissions of AGENCY.COM occurring prior to and including the Effective Date.


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For purposes of implementing full and complete releases, the parties expressly acknowledge the releases given herein are intended to include, without limitation, claims which Employee does not know or suspect to exist in her favor at the at the date of this Agreement, regardless of whether the knowledge of such claims, or facts upon which they may be based would materially have affected Employee's decision to enter into this Agreement, and that the consideration given under this Agreement was also for a release of those claims, and contemplates the extinguishments of any such unknown claims, despite the fact that California Civil Code Section 1542 may provide otherwise. Employee expressly, knowingly and intentionally waives and relinquishes all rights or benefits available to her in any capacity under the provisions of Section 1542, which provides as follows:

              "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

       In connection with such waiver and relinquishment, Employee acknowledges that Employee is aware that she may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which Employee now knows or believes to be true with respect to the matters released herein. Nevertheless, it is Employee's express intention to fully, finally and forever releases all such matters, and all potential claims relative thereto, which do now exist, may exist or heretofore have existed against the Company.

       4. Excluded from the releases in Paragraph 3 are any claims based on claims arising under, or preserved by, this Agreement, and any claims which cannot be waived by law, including, but not limited to, the right to file a charge with, and/or participate in an investigation conducted by, certain government agencies (provided, however, that Employee is waiving her right to (x) bring a lawsuit based on any such charge and (y) any monetary recovery should any agency pursue any claim on Employee's behalf).

       5. Also in exchange for the promises contained in this Agreement, Employee agrees to make herself available, subject to her prior commitments (including, without limitation, obligations to any new employer), from February 1, 2001 until December 31, 2005 (the "Consulting Period") to render consulting services to AGENCY.COM. If requested to perform consulting services during the Consulting Period, Employee shall perform advisory services consistent with the type of services she performed while employed by AGENCY.COM (including without limitation remaining as Secretary of the parent company for the period provided above). Employee shall not be required to render more than three (3) days of service to AGENCY.COM in any calendar quarter during the Consulting Period. AGENCY.COM shall reimburse Employee for all reasonable and necessary expenses she may incur in connection with


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the performance of such consulting services upon presentation of a invoice
(including supporting statements, bills or receipts evidencing the re-approved travel or out-of-pocket expenses for which the Employee seeks payment or reimbursement) and such other information or materials as AGENCY.COM may from time to time reasonably require.

In addition to such reimbursement, Employee shall be paid fees for her services (irrespective of the extent to which they are actually utilized by AGENCY.COM) as follows:

              5.1 At the rate of $120,000 per annum, payable in twice-monthly installments, through March 31, 2002; and

              5.2 At the rate of $60,000 per annum, payable in twice-monthly installments, for the remainder of the Consulting Period.

All payments shall be made to Employee in the state in which she is then domiciled (which is expected to be California). All amounts payable to Employee pursuant to this Agreement shall be subject to deductions for amounts required to be withheld by law.

       6. Each Party further agrees that such Party shall hereafter keep confidential and make no disclosure of any kind concerning the terms of this Agreement and the payments and benefits provided to such Party under this Agreement, to any person, persons or organizations, except that (a) either Party may make such disclosure in confidence to such Party's attorneys and/or accountants, when required by law or court order, or when necessary to enforce rights under this Agreement, (b) Employee may make such disclosure in confidence to her spouse and other immediate family members, and (c) Employee may disclose Paragraphs 5 and 10 in confidence to any future employer or potential employer.

       7. By executing this Agreement and accepting the payments and benefits referenced in Paragraph 1, Employee waives any right to, and agrees not to seek, reinstatement, employment or re-employment with AGENCY.COM. Notwithstanding the foregoing, if the Employee is offered employment with AGENCY.COM, she may accept such offer without breach of this agreement.

       8. The Parties agree that the Employment Agreement shall terminate as of the Termination Date and shall thereupon become null and void (except to the extent otherwise provided herein, and except with respect to the provisions of section 9 thereof concerning the transfer of intellectual property rights). The Parties further agree that Employee is not entitled to any payments or benefits other than as described in herein, including but not limited to payments for salary, benefits, bonuses, allowances, severance pay, notice pay, vacation or holidays, or any other form or kind of payment, compensation or benefit.

       9. Employee acknowledges that she is not otherwise entitled to certain of the payments and benefits described in Paragraph 1 and that such payments and benefits exceed any obligation owed by AGENCY.COM.

       10. In exchange for certain of the payments and benefits described in Paragraph 1, Employee agrees to the following regarding Confidential Information.

              10.1 DEFINITION OF CONFIDENTIAL INFORMATION. For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any


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technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, procedures, manuals, financial data, business plans, lists of actual or potential customers, lists of executives, and any information regarding AGENCY.COM's products, marketing or database, or that of any affiliate of AGENCY.COM, which is not generally known to the public. AGENCY.COM and Employee acknowledge and agree that such Confidential Information is extremely valuable to AGENCY.COM and shall be deemed to be a "trade secret" under applicable law, regardless of whether it would otherwise be so treated under applicable law. For the purposes of this Section, such information is "not generally known to the public" if it is not generally known to third parties who can obtain economic value from its disclosure and use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Employee or by other misappropriation of the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but Employee shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

              10.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as required by law, Employee shall not, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for Employee's personal benefit, the benefit of any third party, or to the detriment of AGENCY.COM, any Confidential Information.

              10.3 DELIVERY UPON SEPARATION. Employee shall, on or before the Termination Date, deliver to AGENCY.COM all correspondence, files, records, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and any other documents or data concerning AGENCY.COM's customers, database, business plan, marketing strategies, or processes and/or which contains Confidential Information, other than Confidential Information that the Employee must retain to perform her consulting services hereunder. Upon request by AGENCY.COM, Employee shall also promptly deliver to AGENCY.COM all other property of AGENCY.COM or any affiliate in Employee's possession, custody or control, including but not limited to computers, facsimile machines, printers, cellular telephones, beepers, pagers, keys, credit cards, security badges and personnel information. If Employee fails to deliver any property of AGENCY.COM or any affiliate in Employee's possession, custody or control as and when required by this Paragraph 10.3, Employee agrees that AGENCY.COM may withhold the cost of the undelivered property from the payments and benefits described in Paragraph 1.

              10.4 NON-SOLICITATION. In exchange for certain of the payments and benefits described in Paragraph 1, Employee agrees that the non-solicitation and confidentiality agreements contained in Section 8 of her Employment Agreement shall continue in full force and effect notwithstanding the termination of such agreement.

       11. Employee represents that she has not sold, assigned, transferred or otherwise disposed of to any third party, any action, debt, suit, obligation, contract, damage, claim or demand of any nature whatsoever in contravention of any matter covered by this Agreement.

       12. In further exchange for the promises contained in this Agreement, Employee agrees that she shall not disparage AGENCY.COM in any manner to any person or entity.


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       13. Employee acknowledges and agrees that:

              - she has been advised by this Agreement to consult with an attorney concerning this Agreement;

              - she has been advised of her right to take 21 days to consider this Agreement;

              - after Employee signs this Agreement, she shall have 7 days to revoke it. If Employee wants to revoke it, she should deliver a written revocation to Marie Mann, Executive Vice President, People Organization, AGENCY.COM, 20 Exchange Place, New York, NY 10005. If Employee does not revoke it within 7 days after having signed it, she shall receive the payments and benefits provided in Paragraphs 1 and 5; and

              - if Employee chooses to revoke this Agreement within 7 days after she signs it, she is not entitled to the payments and benefits described in Paragraphs 1 and 5, except for the payments and benefits required to be made by law.

       14. Nothing contained in this Agreement, or the fact the Parties have signed this Agreement and exchanged the payments/benefits and promises provided for in this Agreement, constitutes or should be construed as an admission of liability and/or any wrongdoing whatsoever by either Party. Any such liability and/or any wrongdoing is expressly denied by each Party.

       15. Each Party agrees and states that no promise, inducement or agreement not expressed in this Agreement has been made to such Party regarding this Agreement. In signing this Agreement, each Party further acknowledges that such Party has entered into this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation, and without fraud, duress, or undue influence of any kind or nature whatsoever. Each Party also agrees and states that such Party fully understands each and every provision contained in this Agreement, and that each Party has consulted with as attorney concerning the legal ramifications of signing this Agreement. Employee agrees and understands that she is waiving legal rights by signing this Agreement.

       16. The Parties agree that if any portion, word, clause, phrase, sentence or paragraph of this Agreement is found to be unenforceable or prohibited, the remainder of the Agreement shall remain in full force and effect. Nonetheless, if Employee seeks a determination by any court or other adjudicative body that this Agreement is void, unenforceable or prohibited, and a court or adjudicative body finds the Agreement void, unenforceable or prohibited, Employee must return any and all payments made by AGENCY.COM to her and reimburse AGENCY.COM for any and all benefits provided to her (including options) pursuant to Paragraphs 1 and 5.


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       17. In any action brought to enforce the provisions of this Agreement, this Agreement may be used as evidence, and the prevailing party in any such action shall be entitled to such party's reasonable attorneys' fees and costs.

       18. This Agreement is the entire agreement between the Parties that exists as of the date it is signed. Any and all prior agreements or understandings that are not a part of this Agreement are of no force and effect. The terms of this Agreement may not be modified or waived, except by written agreement of the Parties.

       19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Parties further agree that this Agreement may be enforced in any court of competent jurisdiction in New York and the Parties hereby subject themselves to the jurisdiction of such courts in any such enforcement action.

       20. Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of AGENCY.COM under this Agreement, and there shall be no offset against amounts due to Employee under this Agreement or otherwise on account of any remuneration or other benefit attributable to any subsequent employment that she may obtain.

       21. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute all and the same instruments. Signatures may be delivered by facsimile.

AGENCY.COM, LTD.                                   JANET AMBROSI WERTMAN



By:   _______________________                      _____________________________
           (Signature)                                       (Signature)

Its:  _______________________                      Date:________________________
            (Title)

Date: _______________________



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